EX-99.(p)(xxxvi)

                          Navellier & Associates, Inc.

                                 Code of Ethics



                                [GRAPHIC OMITTED]


                                    July 2004










                                                                [NAVELLIER LOGO]

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This Code of Ethics ("Code") has been adopted by Navellier & Associates, Inc., a registered investment adviser ("the Adviser"), acting as investment adviser to privately managed accounts and funds, in compliance with Rule 17j-1 and proposed Rule 204A-1 under the Investment Company Act of 1940 to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Adviser may abuse their fiduciary duties to funds or clients and to deal with other types of conflict of interest situations.



                             Statement of General Principles
                             -------------------------------

       This Code is adopted in recognition of the undivided loyalty we owe to our Clients and the general fiduciary principles that govern personal investment activities of all individuals associated with the Adviser.

       It is the duty of all individuals associated with the Adviser at all times to place the interests of the Navellier's managed account clients, mutual funds, mutual fund shareholders, and limited partners (individually, "Client"; together, "Clients") first. Priority must be given to Clients' trades over personal securities trades.

       Individuals are prohibited from trading on the basis of material non-public information as defined by federal courts and the SEC in interpreting Rule 10b-5 under the Securities Exchange Act of 1934. Individuals are also prohibited from trading in their personal accounts before trades in a Portfolio under management of the Adviser for the same security ("front-running").

       All personal securities transactions, including transactions in Navellier's mutual funds, must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility.

       Individuals should not take advantage of their positions with the Adviser.

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                                TABLE OF CONTENTS
                                -----------------

                                                                            PAGE
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1.  General Prohibitions                                                       1

2.  Definitions                                                                1
         Access Person                                                         1
         Advisory Person                                                       1
         Beneficial Interest                                                   1
         Blind Trust                                                           2
         Board of Directors                                                    2
         Compliance Department                                                 2
         Day                                                                   2
         For his or her own account                                            2
         Immediate Family                                                      2
         Investment Company                                                    2
         Investment Personnel                                                  2
         Related Issuer                                                        2
         Reportable Funds                                                      2
         Security                                                              2

3.  Required Compliance Procedures                                             3
         3.1 Preclearance of Securities Transactions by Access Persons         3
         3.2 Post-Trade Monitoring of Precleared Transactions                  3
         3.3 Transaction Reports
         3.4 Disclosure of Personal Holdings                                   3
         3.5 Certification of Compliance With Code of Ethics                   4

4.  Restrictions and Disclosure Requirements                                   4
         4.1 Initial Public Offerings                                          4
         4.2 Private Placements                                                4
         4.3 Blackout Periods                                                  4
         4.4 Same Day Price Switch                                             5
         4.5 Gifts                                                             6
         4.6 Service as Director of Publicly Traded Companies                  6
         4.7 Insider Trading - Prevention of Misuse of Non-Public Information  6

5.  Procedures with Regard to Dissemination of Information                     7

6.  Compliance Department                                                      7

7.  Annual Report to Board of Trustees                                         8

8.  Implementation                                                             9
         9.1  Forms                                                            9
         9.2  Exceptions                                                       9

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1.     GENERAL PROHIBITIONS

No individual associated with the Adviser in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired Clients, shall:

       Employ any device, scheme or artifice to defraud such Clients;

       Make to Clients any untrue statement of a material fact or omit to state to Clients a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

       Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such Portfolio of Clients;

       Engage in any manipulative practice with respect to such Portfolio;

       Engage in any transaction in a security while in possession of material nonpublic information regarding the security or the issuer of the security;

       Engage in any transaction intended to raise, lower, or maintain the price of any security or to create a false appearance of active trading or,

       Engage in any act or practice that enriches the employee to the detriment of any Client.

2.     DEFINITIONS

The following words have the following meanings, regardless of whether such terms are capitalized or not in this Code:

       ACCESS PERSON - all directors, officers, or Advisory Persons of Navellier or affiliated companies, and all employees who have access to information about existing holdings in managed accounts or Reportable Funds.

       ADVISORY PERSON - any employee of the Adviser, (or of any company in a control relationship to the Adviser) who in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by any Client Portfolio, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

       BENEFICIAL INTEREST - a person has a beneficial interest in an account in which he or she may profit or share in the profit from transactions. Without limiting the foregoing, a person has a beneficial interest when the securities in the account are held:

              (i)    in his or her name;

              (ii)   in the name of any of his or her Immediate Family;

              (iii) in his or her name as trustee for himself or herself or for his or her Immediate Family;

              (iv) in a trust in which he or she has a beneficial interest or is the settlor with a power to revoke;

              (v) by another person and he or she has a contract or an understanding with such person that the securities held in that person's name are for his or her benefit;

              (vi) in the form of a right to acquisition of such security through the exercise of warrants, options, rights, or conversion rights;

              (vii)  by a partnership of which he or she is a member;

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              (viii) by a corporation which he or she uses as a personal trading medium;

              (ix)   by a holding company which he or she controls; or

              (x) any other relationship in which a person would have beneficial ownership under Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial interest shall apply to all securities which an Access Person has or acquires.

Any person who wishes to disclaim a beneficial interest in any securities must submit a written request to the Compliance Department explaining the reasons therefor. Any disclaimers granted by the Compliance Department must be made in writing. Without limiting the foregoing, if a disclaimer is granted to any person with respect to shares held by a member or members of his or her Immediate Family, the provisions of this Code of Ethics applicable to such person shall not apply to any member or members of his or her Immediate Family for which such disclaimer was granted.

       BLIND TRUST - a trust in which an Access Person or employee has a beneficial interest or is the settlor with a power to revoke, with respect to which the Compliance Department has determined that such Access Person or employee has no direct or indirect influence or control and no knowledge of transactions therein, PROVIDED, HOWEVER, that direct or indirect influence or control of such trust is held by a person or entity not associated with Adviser or any affiliate of Adviser and not a relative of such Access Person or employee.

       BOARD OF DIRECTORS - members of the Board of Directors of Navellier & Associates.

       COMPLIANCE DEPARTMENT - Adviser's Compliance Department.

       DAY - a calendar day.

       FOR HIS OR HER OWN ACCOUNT - transactions in securities held in an individual's own name or for any account in which he or she has a beneficial interest.

       IMMEDIATE FAMILY - any of the following relatives sharing the same household with an individual: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, including adoptive relationships.

       INVESTMENT COMPANY - each registered investment company and series thereof for which the Adviser is the investment adviser.

       INVESTMENT PERSONNEL - any Access Person who, in connection with his or her regular functions or duties, provides information and advice to Clients or who helps execute the Adviser's decisions.

       RELATED ISSUER - an issuer with respect to which an Investment Personnel or his or her Immediate Family: (i) has a business relationship with such issuer or any promoter, underwriter, officer, director, or employee of such issuer; or
(ii) is related to any officer, director or employee of such issuer.

       REPORTABLE FUNDS - investment companies (e.g., mutual funds, annuities, etc.) or other entities formed for the purpose of securities management (e.g., hedge funds) and managed by Navellier or affiliated companies.

       SECURITY - any option, stock or option thereon, instrument, bond, debenture, pre-organization certificate, investment contract, any other interest commonly known as a security, and any security or instrument related to, but not necessarily the same as, those held or to be acquired by a Portfolio; PROVIDED, HOWEVER, that the following shall not be considered a "security": securities issued by the United States Government, bankers' acceptances, bank certificates of deposit, commercial paper, shares of registered open-end investment companies, commodities, futures, and options on futures.

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3.     REQUIRED COMPLIANCE PROCEDURES

       3.1    PRECLEARANCE OF SECURITIES TRANSACTIONS BY ACCESS PERSONS.

       (a) Every Access Person and member of his or her Immediate Family must obtain prior approval from the Compliance Department before executing any personal securities transaction for his or her own account. Before executing any such transaction, the Compliance Department shall determine that:

              (i) No Client has a pending "buy" or "sell" order in that security;

              (ii) The security does not appear on any "restricted" list of the Adviser; and

              (iii) Such transaction is not short selling or option trading that is economically opposite any pending transaction for any Client.

       (b)    The   following    securities   are   exempt   from   preclearance
requirements:

              (i) Securities transactions where neither the Access Person nor his or her Immediate Family knows of the transaction before it is completed;

              (ii) The acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

              (iii) The acquisition of securities through the exercise of rights issued by an issuer PRO RATA to all holders of a class of securities, to the extent the rights were acquired in the issue, and sales of such rights so acquired;

              (iv)   Repurchase agreements;

              (v) Options on the Standard & Poor's "500" Composite Stock Price Index; and

              (vi)   Other   securities  that  may  from  time  to  time  be  so
                     designated in writing by the Compliance Department.

       (c) Obtaining preclearance approval does not constitute a waiver of any prohibitions, restrictions, or disclosure requirements in this Code of Ethics.

       3.2    POST-TRADE MONITORING OF PRECLEARED TRANSACTIONS.

       After the Compliance Department has granted preclearance to an Access Person or member of his or her Immediate Family with respect to any personal securities transaction, the investment activity of such Access Person and member of his or her Immediate Family shall be monitored by the Compliance Department to ascertain that such activity conforms to the preclearance so granted and the provisions of this Code.

       3.3    TRANSACTION REPORTS

              (a) Every Access Person shall submit a Transaction Report no later than 10 days following the close of each calendar quarter. The Transaction Report shall, for each securities transaction (including transactions in Reportable Funds), state the following:

                     (i) whether the transaction was a buy or a sell; (ii) the type of security;

                     (ii)   the trade date;

                     (iii)  the number of shares;

                     (iv)   security name;

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              (v)    the ticker symbol;

              (vi)   the price;

              (vii)  the total transaction amount;

              (viii) the name of the broker, dealer or bank with or through whom the transaction was effected; and,

              (ix)   the date the report is submitted.

       (b)    Unless   otherwise   required  or  requested  by  the   Compliance
Department, the following securities transactions do not need to be included in the Transaction Report:

              (i) The acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

              (ii) The acquisition of securities through the exercise of rights issued by an issuer PRO RATA to all holders of a class of securities, to the extent the rights were acquired in the issue, and sales of such rights so acquired;

              (iii)  Repurchase agreements;

              (iv) Transactions effected through an automatic investment plan (e.g., 401k plan investment allocations made from salary reductions or employer contributions); PROVIDED THAT, automatic transactions that allow the Access Person to time trades against Client trades, or to act on newly discovered confidential information, or that override the pre-set schedule or allocations of the plan must be included in the Transactions Report; and

              (vi)   Other   securities  that  may  from  time  to  time  be  so
              designated in writing by the Compliance Department.

       3.4    DISCLOSURE OF PERSONAL HOLDINGS.

       All Access Persons are required to submit to the Compliance Department a Personal Holdings Report, which shall include all securities holdings, including Reportable Funds, and those of their Immediate Family. The Personal Holdings Report is due upon commencement of employment or within 10 days from the date the employee becomes an Access Person; and, thereafter no later than 10 days following the close of each calendar year. The Personal Holdings Report shall contain the following information:

              (i)    the name and ticker symbol of the  security;

              (ii)   the type of security;

              (iii)  number of shares or principal amount;

              (iv) the name of the brokers, dealers or banks in which any securities are held; and,

              (v)    the date the report is submitted.

       3.5    CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS.

       All Access Persons are required to certify annually in writing that they have:

       (a) read and understand the Code of Ethics and recognize that they are subject thereto;

       (b)    complied with the requirements of the Code of Ethics;

       (c)    disclosed  or  reported  all  personal   securities   transactions
required to be disclosed or reported pursuant to the requirements of the Code;

       (d) with respect to any blind trusts in which such person has a beneficial interest, that such person has no direct or indirect influence or control and no knowledge of any transactions therein; and,

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       (e)    disclosed  or  reported  to the  Compliance  Department  all known violations or apparent violations of this Code by any employee of the Adviser.

4.     RESTRICTIONS AND DISCLOSURE REQUIREMENTS

       4.1    INITIAL PUBLIC OFFERINGS.

       All Investment Personnel and members of their Immediate Family are prohibited from acquiring any securities in an initial public offering, in order to preclude any possibility of their profiting improperly from their positions on behalf of a Portfolio.

       4.2    PRIVATE PLACEMENTS.

       (a) No Investment Personnel or member of his or her Immediate Family may acquire any securities in private placements without prior written approval by the Compliance Department.

       (b) Prior approval shall take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to an individual by virtue of his or her position or relationship to the Adviser.

       (c) An Investment Personnel who has (or a member of whose Immediate Family has) acquired securities in a private placement is required to disclose such investment to the Compliance Department when such Investment Personnel plays a part in any subsequent consideration of an investment in the issuer for Client. In any such circumstances, the decision to purchase securities of the issuer for a Client is subject to an independent review by Investment Personnel with no personal interest in the issuer. Such independent review shall be made in writing and furnished to the Compliance Department.

       4.3    BLACKOUT PERIODS.

       (a) No Access Person or member of his or her Immediate Family may execute a securities transaction on a day during which any Investment Company has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn; PROVIDED, HOWEVER, that this prohibition shall not apply to an Access Person for DE MINIMUS transactions (e.g., transactions involving a relatively small number of shares of a company with a large market capitalization and high average daily trading volume).

       (b) No Portfolio Manager or member of his or her Immediate Family may buy or sell a security for his or her own account within seven (7) Days before or after a portfolio that he or she manages trades in that security, PROVIDED, HOWEVER, that this prohibition shall not apply to:

              (i) Securities transactions effected in any account over which such employee has no direct or indirect influence or control, including blind trusts;

              (ii) Securities transactions that are non-volitional on the part of either the Access Person or the managed accounts;

              (iii) Securities transactions where neither the Portfolio Manager nor his or her Immediate Family knows of the transaction before it is completed;

              (iv) The acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

              (v) The acquisition of securities through the exercise of rights issued by an issuer PRO RATA to all holders of a class of securities, to the extent the rights were acquired in the issue, and sales of such rights so acquired;

              (vi)   Repurchase agreements;

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              (vii)  Options on the  Standard  & Poor's  "500"  Composite  Stock
              Price Index; and

              (viii) Other   securities  that  may  from  time  to  time  be  so
              designated in writing by the Compliance Department.

       (c) Any profits on trades within the proscribed periods shall be disgorged to the Clients.

       (d) The foregoing blackout periods should not operate to the detriment of any Client. Without limiting the scope or meaning of this statement, the following procedure is to be implemented under extraordinary situations:

              (i) If a Portfolio Manager of a portfolio or member of his or her Immediate Family has executed a transaction in a security for his or her own account and within seven (7) Days thereafter such security is considered for purchase or sale by such portfolio, such Portfolio Manager shall submit a written memorandum to the Compliance Department prior to the entering of the purchase or sale order for the managed accounts. Such memorandum shall describe the circumstances underlying the consideration of such transaction for the managed accounts.

              (ii) Based on such memorandum and other factors it deems relevant under the specific circumstances, the Compliance Department shall have authority to determine that the prior transaction by the Portfolio Manager or member of his or Immediate Family for his or her own account shall not be considered a violation of the provisions of paragraph (b) of this section.

              (iii) The Compliance Department shall make a written record of any determination made under paragraph (d)(ii) of this section, including the reasons therefor. The Compliance Department shall maintain records of any such memoranda and determinations.

       4.4    SAME DAY PRICE SWITCH.

       (a) If any employee of the Adviser or member of his or her Immediate Family purchases a security (other than a fixed income security) for his or her own account, and subsequent thereto a portfolio purchases the same security during the same day, then, to the extent that the price paid per share by the Client for such purchase is less favorable than the price paid per share by such employee, the Client shall have the benefit of the more favorable price per share.

       (b) If any such employee or member of his or her Immediate Family sells a security for his or her own account and subsequent thereto a portfolio sells the same security during the same day, then, to the extent that the price per share received by the Client for such sale is less favorable than the price per share received by the employee, the Client shall have the benefit of the more favorable price per share.

       (c) An amount of money necessary to effectuate the price adjustment shall be transferred from the account of the employee subject to the price adjustment policies, to the affected Clients. The price adjustment shall be limited to the number of shares purchased or sold by the employee or the number of shares purchased or sold by the Client, whichever is smaller.

       (d)    Notwithstanding the foregoing, price switching shall not apply to:

              (i) Securities transactions effected in any account over which such employee has no direct or indirect influence or control, including blind trusts;

              (ii) Securities transactions that are non-volitional on the part of either the Access Person or the managed accounts;

              (iii) Securities transactions where neither the employee nor his or her Immediate Family knows of the transaction before it is completed;

              (iv) The acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

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              (v)    The  acquisition  of  securities  through  the  exercise of rights issued by an issuer PRO RATA to all holders of a class of securities, to the extent the rights were acquired in the issue, and sales of such rights so acquired;

              (vi)   Repurchase agreements;

              (vii) Options on the Standard & Poor's "500" Composite Stock Price Index; or

              (viii) Other   securities  that  may  from  time  to  time  be  so
              designated in writing by the Compliance Department.

       4.5    GIFTS.

       (a) All Access Persons and employees are prohibited from receiving any gift or other thing of more than $100.00 value from any person or entity that does business with the Adviser or on behalf of Clients in any one year.

       (b) All gifts must be reported in writing to the Compliance Department no more than 30 days after the end of each calendar quarter.

       4.6    SERVICE AS DIRECTOR OF PUBLICLY TRADED COMPANIES.

       Investment Personnel are prohibited from serving on the Boards of Directors of publicly traded companies, absent prior authorization of the Compliance Department, based upon the determination that such board service would not be inconsistent with the interests of the Clients.

       4.7    INSIDER TRADING - PREVENTION OF MISUSE OF NON-PUBLIC INFORMATION

       In accordance with Section 204A of the Investment Advisers Act of 1940, and the rules and regulations there under, the following procedures are adopted to prevent the misuse of non-public information.

       All employees of the Adviser are prohibited from trading on material non-public information, as defined by federal courts and the SEC interpreting Rule 10b-5 under the Securities Exchange Act of 1934 for their personal accounts or on behalf of Clients. Neither will such employee disclose such information to anyone other than legal counsel.

       "Material non-public information" is any information: (i) about a company, or (ii) the market for the company's securities, (iii) which has come directly or indirectly from the company or from an outsider to the company in a position to influence the market for the securities of the company, (iv) which has not been disclosed generally to the marketplace, (v) the dissemination of which is likely to affect the market price of any of the company's securities or is likely to be considered important by a reasonable investor in determining whether to trade in such securities.

       "Material information" is generally defined as information which there is a substantial likelihood that a reasonable investor would consider is important in making his or her investment decisions, or information which is reasonably certain to have an effect on the price of a company's securities. Employees should assume that information is "material" if it relates to such matters as dividend increases or decreases, earnings estimates, significant expansion or curtailment of operations, significant increase or decline in orders for products of the company, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary management changes or the purchase or sale of substantial assets.

       Material information can, of course, come directly from the company or its affiliates, professional advisers or others associated with the company who may be considered "insiders" ("inside information"). However, it can also come from a complete outsider to the company who is in a position to affect the market price of the securities of the company ("market information"). For example, in CARPENTER V. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a WALL STREET JOURNAL reporter was found criminally liable for

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disclosing to others the dates when reports on various companies would appear in the WALL STREET JOURNAL and whether those reports would be favorable or not.

       "Non-Public information" is information about a company which is known to a select number of people and has not been disclosed to the public generally. An employee should consider material information to be non-public unless he or she can identify the manner in which the information has been made public; for example, its being announced on the broad tape, contained in a report filed with the SEC, or published in a trade journal or a widely circulated newspaper.

5.     PROCEDURES WITH REGARD TO DISSEMINATION OF INFORMATION.

       Access Persons are prohibited from revealing information relating to current or anticipated investment intentions, portfolio transactions or activities of Portfolios except to persons whose responsibilities require knowledge of the information.


6.     COMPLIANCE DEPARTMENT

       (a) The Adviser's Compliance Department shall be responsible for implementation of this Code of Ethics.

       (b) ANY PERSON WHO HAS KNOWLEDGE OF ANY VIOLATION OR APPARENT VIOLATION OF THIS CODE SHALL IMMEDIATELY REPORT SAID VIOLATION TO THE COMPLIANCE DEPARTMENT.

       (c) The Compliance Department shall provide the management of the Adviser with such reports as are required herein or as are requested by management.

       (d) A quarterly report shall be provided to the Board of Directors of the Adviser, certifying that except as specifically disclosed to the Compliance Department, the Compliance Department knows of no violation of this Code.

       (e) The Chief Compliance Officer shall have authority to impose sanctions for violations of this Code. Such sanctions may include, without limitation, a letter of censure, suspension or termination employment, payroll reduction, demotion, forfeiture of profits, forfeiture of personal trading privileges, forfeiture of gifts, or any other penalty the Chief Compliance Officer deems to be appropriate.

7.     ANNUAL REPORT TO BOARD OF DIRECTORS.

       The Chief Compliance Officer shall prepare an annual report to the Board of Directors that:

              (i)    summarizes   existing   procedures    concerning   personal
              investing and any changes in the procedures made during the past year;

              (ii) identifies any violations requiring significant remedial action during the past year; and

              (iii) identifies any recommended changes in existing restrictions or procedures based upon the Adviser's experience under the Code of Ethics, evolving industry practices, or developments in applicable laws or regulations.

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8.     IMPLEMENTATION.

       8.1    FORMS.

       The Compliance Department is authorized to prepare written forms for use in implementing this Code. Such forms shall be attached as an Appendix to this Code and shall be disseminated to all individuals subject to the Code.

       8.2    EXCEPTIONS.

       Exceptions to the requirements of this Code shall rarely, if ever, be granted. However, the Compliance Department shall have authority to grant exceptions on a case-by-case basis. Any exceptions granted must be in writing and reported to the Compliance Department.

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